                                                                    EXHIBIT 99.1
INVESTOR CONTACT
Christine Munson
Chief Financial Officer
Gadzoox Networks, Inc.
408. 351.6191
investor-relations@gadzoox.com

PRESS CONTACT
Dominique Pheiffer
Corporate Communications Mgr.
Gadzoox Networks, Inc.
408.361.6143
dominique@gadzoox.com


         GADZOOX NETWORKS REPORTS RESULTS FOR FIRST FISCAL QUARTER 2001

SAN JOSE, CA - July 13, 2000 - Gadzoox Networks, Inc. (NASDAQ:ZOOX) a leading provider of SAN (storage area network) products, today reported results for the first quarter of fiscal 2001 ended June 30, 2000. For the quarter, the Company reported net revenues of $9.0 million, compared with net revenues of $9.2 million for the quarter ended June 30, 1999. As previously reported, revenues in the June 2000 quarter were lower due to a reduction of orders from distribution channel partners who are experiencing lower than expected movement of inventory to end users. In addition, based on sales data provided by distribution channel partners for June 2000, the Company increased its sales return reserves. As a result, substantially all of the Company's net revenues were derived from sales to OEM customers. Net revenues from the sales of the Company's Capellix switch products, which have been primarily sold through the distribution channel, reported net revenues for June 2000 quarter of 1.8 million or 21% compared to $7 million or 47% in March 2000 quarter.

Gross margins were 42% for the quarter ended June 30, 2000 compared with 41% for the quarter ended June 30, 1999. The Company reported a net loss of $9.4 million for the quarter ended June 30, 2000 compared with a net loss of $3.5 million for the quarter ended June 30, 1999. The Company's pro-forma net loss per share for the quarter ended June 30, 2000 was $0.35, including one-time charges for merger and other costs, compared with a pro-forma net loss per share of $0.18 for the quarter ended June 30, 1999.

"The quarter's behind us," said Gadzoox Networks President and CEO Bill Sickler. "While we are disappointed with the results in the distribution channel, we are already moving to address issues in this area. Our OEM sales were strong during the June 2000 quarter, and we anticipate that this will continue in the quarters ahead. We continue to make good progress with our technology, products, and partners."

SMARTSAN SYSTEMS ACQUISITION
During the quarter, the Company completed the acquisition of SmartSAN Systems, Inc. a leader in router technology. Gadzoox Networks recorded a one-time charge of approximately $1.2 million for merger and other costs. In addition, the Company issued 239,000 shares of common stock and agreed to issue an additional 109,000 shares of common stock pursuant to the exercise of SmartSAN stock options outstanding at the time of the acquisition. The acquisition has been accounted for using the pooling of interest method of accounting. Accordingly, the Company has restated the results of the quarter ended June 30, 1999 (year ago quarter) to include, on a proforma unaudited basis, approximately $243,000 of SmartSAN expenses.

PRODUCTS AND TECHNOLOGY
During the quarter, Gadzoox Networks introduced its Axxess product line. Axxess is a powerful new family of products for Networked Storage Pooling that brings different vendors' storage systems together in a single, scalable, cost-effective storage resource. The Company also announced its Geminix family of routers, which provide SAN connectivity for legacy disk arrays and tape libraries.

ABOUT GADZOOX NETWORKS, INC.
Gadzoox Networks, Inc. (NASDAQ: ZOOX) is a leader in SAN (storage area network) products. The Company provides networking solutions for enterprise storage with scalable, managed SAN solutions based on Gadzoox' Fibre Channel hubs, routers, switches and management products. Serving as modular building blocks, Gadzoox' products are designed to address the growth in enterprise data through the evolving capabilities of SANs. Gadzoox is an ISO 9001 certified Company. Gadzoox corporate headquarters is located at: 5850 Hellyer Avenue, San Jose, CA 95138. For more information, visit the company's Web site at WWW.GADZOOX.COM or call 888.423.3222.

The statements in this news release relating to future events or predictions (including statements about future OEM sales) involve known and unknown risks and uncertainties which may cause Gadzoox' actual results in future periods to be materially different from any performance suggested in this release. Such factors include, but may not necessarily be limited to, fluctuations in customer demand, both in timing and in volume, the fact that the SAN market is new and evolving, the Company's dependence on a limited number of products, a significant portion of which are sold to a limited number of partners including OEM and distribution channel partners, the abilitiy or willingness of our partners to sell our products, market acceptance of new products, including but not limited to Capellix, Geminix and Axxess, and the timing of such acceptance, the Company's dependence on its contract manufacturer, competition in the Company's industry and the timing of new technology, product introductions and the Company's ability to effectively and efficiently integrate the SmartSAN products into the existing Gadzoox product line. In the context of forward looking information provided in this news release, reference is made to the discussion of risk factors detailed in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as well as subsequent filings.

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                             GADZOOX NETWORKS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                         Three Months Ended
                                                      -------------------------
                                                      June 30,         June 30,
                                                        2000             1999
                                                      --------         --------
Net revenues                                          $  9,002         $  9,211
Cost of revenues                                         5,223            5,414
                                                      --------         --------
  Gross margin                                           3,779            3,797
                                                      --------         --------

Operating expenses:
  Research and development                               5,519            4,163
  Sales and marketing                                    5,727            1,888
  General and administrative                             1,484              764
  Merger and acquisition costs                           1,169               --
  Amortization of deferred compensation                    168              322
                                                      --------         --------
Total operating expenses                                14,067            7,137
                                                      --------         --------
Loss from operations                                   (10,288)          (3,340)
Total other income (expense), net                          885             (139)
                                                      --------         --------
Net Loss                                              $ (9,403)        $ (3,479)
                                                      ========         ========

Basic net loss per share                              $  (0.35)        $  (0.62)
                                                      ========         ========

Weighted average shares used in computing
  basic net loss per share                              27,112            5,626
                                                      ========         ========

Pro forma basic net loss per share                    $  (0.35)        $  (0.18)
                                                      ========         ========

Weighted average shares used in computing
  pro forma basic net loss per share                    27,112           19,533
                                                      ========         ========


                                      -7-

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                             GADZOOX NETWORKS, INC.

                             CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                       June 30,
                                                                         2000
                                                                      ---------
ASSETS
Current assets:
   Cash and cash equivalents                                          $  28,029
   Short-term investment                                                 32,125
   Accounts receivable, net                                              12,388
   Inventories                                                           10,204
   Prepaid expenses and other current assets                              3,736
                                                                      ---------
         Total current assets                                            86,482

Property and equipment, net                                               7,197
Other assets                                                              1,459
                                                                      ---------
                                                                      $  95,138
                                                                      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Current portion of note payable                                     $      99
  Current portion of capital lease obligations                            1,415
  Accounts payable                                                        7,944
  Compensation related accruals                                           1,748
  Deferred revenue and other                                              5,988
                                                                      ---------
         Total current liabilities                                       17,194

Capital lease obligations, net of current portion                         1,008
                                                                      ---------
         Total liabilities                                               18,202
                                                                      ---------

Stockholders' equity:
  Common stock                                                              139
  Additional paid-in capital                                            130,303
  Deferred compensation                                                    (971)
  Accumulated deficit                                                   (52,535)
                                                                      ---------
         Total stockholders' equity                                      76,936
                                                                      ---------
                                                                      $  95,138
                                                                      =========

                                       ###


     (Note to editor: Gadzoox and the Gadzoox logo are registered trademark of Gadzoox Networks, Inc. Bitstrip, Denali, Gibraltar, Ventana, SANtools and Capellix are trademarks of Gadzoox Networks, Inc. All other trademarks are property of their respective owners.)